UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2013

REYNOLDS AMERICAN INC.

(Exact Name of Registrant as Specified in Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27101

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code 336-741-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 8, 2013, Reynolds American Inc. (“RAI”) entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Credit Suisse AG, Cayman Islands Branch, Fifth Third Bank, Goldman Sachs Bank USA, Mizuho Bank, Ltd., Royal Bank of Canada and The Bank of Nova Scotia, as Documentation Agents, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA), LLC, Fifth Third Bank, Goldman Sachs Bank USA, Mizuho Bank, Ltd., RBC Capital Markets and The Bank of Nova Scotia as Joint Lead Arrangers and Joint Bookrunners, and various other lending institutions party thereto (the “New Credit Agreement”). The New Credit Agreement replaces RAI’s Credit Agreement, dated as of July 29, 2011, as amended (the “Prior Credit Agreement”). The New Credit Agreement provides for a four-year, $1.35 billion senior unsecured revolving credit facility (which may be increased to $1.6 billion at the discretion of the lenders upon the request of RAI).

The New Credit Agreement contains restrictive covenants that (a) limit the ability of RAI and its subsidiaries to (i) pay dividends and repurchase stock, (ii) engage in transactions with affiliates, (iii) create liens, and (iv) engage in sale-leaseback transactions involving a Principal Property, as defined in the New Credit Agreement, and (b) limit the ability of RAI and its Material Subsidiaries (as such term is defined in the New Credit Agreement) to sell or dispose of all or substantially all of their assets and engage in specified mergers or consolidations, which covenants are substantially similar to those contained in the Prior Credit Agreement. The New Credit Agreement also contains a restrictive covenant that limits the amount of debt that may be incurred by non-guarantor subsidiaries, together with certain financial covenants. The restrictive covenants in the New Credit Agreement are subject to a number of qualifications and exceptions. The financial covenant levels in the New Credit Agreement are 3.00 to 1.00 for the consolidated leverage ratio covenant and 4.00 to 1.00 for the consolidated interest coverage ratio. In addition, the cost to RAI of borrowings under the New Credit Agreement has changed, and the maturity date of the New Credit Agreement is October 8, 2017 (which date may be extended, with the agreement of the requisite lenders, in two separate one year increments) as compared to the maturity date of the revolving credit facility under the Prior Credit Agreement of July 29, 2015. The New Credit Agreement contains customary events of default, including upon a change in control (as defined therein), that could result in the acceleration of all amounts and cancellation of all commitments outstanding under the New Credit Agreement.

RAI is able to use the revolving credit facility under the New Credit Agreement for borrowings and issuances of letters of credit at its option, subject to a $300 million sublimit on the aggregate amount of letters of credit. Issuances of letters of credit reduce availability under such revolving credit facility. There currently are no borrowings, and approximately $6.3 million of letters of credit outstanding, under the New Credit Agreement.

Under the terms of the New Credit Agreement, RAI is required to pay a facility fee of between 0.125% and 0.3% (based generally on the ratings of RAI’s senior, unsecured, long-term indebtedness) per annum on the lender commitments in respect of the revolving credit facility thereunder.

Borrowings under the New Credit Agreement bear interest, at the option of RAI, at a rate equal to an applicable margin (again, based generally on the ratings of RAI’s senior, unsecured, long-term indebtedness) plus:

•

the alternate base rate, which is the higher of (1) the federal funds effective rate from time to time plus 0.5%, (2) the prime rate and (3) the reserve adjusted eurodollar rate for a one month interest period plus 1%; or

•	the eurodollar rate, which is the reserve adjusted rate at which eurodollar deposits for one, two, three or six months are offered in the interbank eurodollar market.

Overdue principal outstanding under the revolving credit facility under the New Credit Agreement bears interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2.0% per annum. Any amount besides principal that becomes overdue bears interest at a rate equal to 2.0% per annum in excess of the rate of interest applicable to base rate loans.

The obligations of RAI under the New Credit Agreement are unsecured. Certain of RAI’s subsidiaries, including its Material Subsidiaries, have guaranteed RAI’s obligations under the New Credit Agreement (such subsidiaries are referred to herein as the “Guarantors”), pursuant to a Subsidiary Guarantee Agreement dated as of October 8, 2013 (the “Subsidiary Guaranty”) entered into by the Guarantors in favor of JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders under the New Credit Agreement. The Subsidiary Guaranty is substantially the same as the subsidiary guaranty in connection with the Prior Credit Agreement. The obligations of the Guarantors under the Subsidiary Guaranty are unsecured.

The various agents under the New Credit Agreement, or their affiliates, are lenders under such agreement. In addition, certain of these agents, or their affiliates, have from time to time performed, and may in the future perform, various investment banking, financial advisory, commercial banking, transfer agent and/or other services for RAI for which they have been paid, or will be paid, customary fees.

The New Credit Agreement and the Subsidiary Guaranty related thereto are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. This summary of the provisions of these exhibits is qualified in its entirety by reference to such exhibits.

Item 1.02.	Termination of a Material Definitive Agreement.

As previously reported, on March 15, 2013, RAI entered into a Term Loan Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Fifth Third Bank, Mizuho Corporate Bank, Ltd., Royal Bank of Canada and Scotiabanc Inc., as Documentation Agents, J.P. Morgan Securities LLC, CitiGroup Global Markets Inc., Fifth Third Bank, Mizuho Corporate Bank, Ltd., RBC Capital Markets and Scotiabanc Inc., as Joint Lead Arrangers and Joint Bookrunners, and various other lending institutions party thereto (the “Term Loan”). RAI borrowed the entire $500 million amount available under the Term Loan on April 10, 2013, and subsequently made prepayments in July, August and September of 2013.

On October 8, 2013, RAI prepaid all remaining amounts outstanding under the Term Loan, consisting of $150 million in aggregate principal amount, plus accrued and unpaid interest. RAI made this prepayment using cash on hand. No further amounts can be borrowed under the Term Loan.

In addition, the Prior Credit Agreement was terminated as of October 8, 2013, having been replaced by the New Credit Agreement discussed above. No amounts were outstanding under the Prior Credit Agreement, other than letters of credit which were replaced by letters of credit under the New Credit Agreement as described above in Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of October 8, 2013 among Reynolds American Inc., as Borrower, and the agents and lending institutions party thereto.

10.2	Subsidiary Guarantee Agreement, dated as of October 8, 2013, among certain subsidiaries of Reynolds American Inc. as guarantors and JPMorgan Chase Bank, N.A. as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 15, 2013

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
Name:	McDara P. Folan, III
Title:	Senior Vice President, Deputy General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of October 8, 2013 among Reynolds American Inc., as Borrower, and the agents and lending institutions party thereto.

10.2	Subsidiary Guarantee Agreement, dated as of October 8, 2013, among certain subsidiaries of Reynolds American Inc. as guarantors and JPMorgan Chase Bank, N.A. as administrative agent.